Exhibit 9(a)(2)(i)

                                                             [LOGO] State Street

                       STATE STREET BANK AND TRUST COMPANY
                         Fee Information for Services as
                  Plan, Transfer and Dividend Disbursing Agent

                   SCUDDER GOVERNMENT MORTGAGE SECURITIES FUND


General - Fees are based on an annual per shareholder account charge for account maintenance plus out-of-pocket expenses. There is a minimum charge of $1,000 per month per fund. Annual maintenance charges for various kinds of mutual funds are given below.

Annual Maintenance Charges - The annual maintenance charge includes the processing of all transactions and correspondence. The fee is billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens or closes.

          Basic annual per account fee            $15.00

Out-of-Pocket Expenses - Out-of-Pocket expenses include but are not limited to: postage, forms, telephone, microfilm, microfiche, and expenses incurred at the specific direction of the fund. Postage for mass mailings is due seven days in advance of the mailing date.

Payment

The above fees will be charged against the fund's custodian checking account five (5) days after the invoice is mailed to the fund's offices.

SCUDDER GOVERNMENT MORTGAGE
SECURITIES FUND                          STATE STREET BANK AND TRUST CO.

By     /s/David S. Lee                        By      /s/
       ---------------------------                    --------------------------

Title  Vice President                         Title   Vice President
       ---------------------------                    --------------------------

Date   December 5, 1985                       Date    November 26, 1985
       ---------------------------                    --------------------------

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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Trustees of Scudder Government
 Mortgage Securities Fund:


     We consent to the inclusion in Part B, Statement of Additional Information, in Post-effective Amendment No. 2 to the Registration Statement on Form N-1A of Scudder Government Mortgage Securities Fund of our report dated June 13, 1985, accompanying the statement of assets and liabilities of the Fund, which is included in Part B of the Registration Statement.

     We also consent to the reference to our firm under the caption "Experts" in Part B of the Registration Statement.

                                                       /s/Coopers & Lybrand
Boston, Massachusetts                                  Coopers & Lybrand
December 23, 1985